Exhibit 99.2

Ceva, Inc. Q3 2024 Financial Results Conference Call - Prepared Remarks :: November 7, 2024

Ceva, Inc.

Third Quarter 2024 Financial Results Conference Call

Prepared Remarks of Amir Panush, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

November 7, 2024

8:30 A.M. Eastern

Richard

Good morning everyone and welcome to Ceva’s third quarter 2024 earnings conference call. Joining me today on the call are Amir Panush, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of Ceva.

Forward Looking Statements and Non-GAAP Financial Measures

Before handing over to Amir, I would like to remind everyone that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of Ceva to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding our market positioning, strategy and growth opportunities, market trends and dynamics, expectations regarding demand for and benefits of our technologies, our sales pipeline and backlog, our financial goals and guidance regarding future performance, and our expectations regarding utilization of our stock repurchase program. Ceva assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

In addition, following the divestment of the Intrinsix business, financial results from Intrinsix were transitioned to a discontinued operation beginning in the third quarter of 2023, and all prior period financial results have been recast accordingly. We will also be discussing certain non-GAAP financial measures which we believe provide a more meaningful analysis of our core operating results and comparison of quarterly results. A reconciliation of non-GAAP financial measures is included in the earnings release we issued this morning and in the SEC filings section of our investors relations website at investors.ceva-ip.com.

Ceva, Inc. Q3 2024 Financial Results Conference Call - Prepared Remarks :: November 7, 2024

With that said, I’d like to turn the call over to Amir who will review our business performance for the quarter and provide some insight into our ongoing business. Amir;

Amir

Thank you, Richard. Welcome everyone and thank you for joining us today. Our third quarter delivered another impressive consecutive performance, executing effectively against our strategic plan and exceeding market expectations. Our results surpassed targets, with both top-line revenue growth and non-GAAP fully diluted EPS coming in above projections.

Total revenue for the quarter came in at $27.2 million, up 13% year-over-year, benefiting from our innovative product offerings to the market and positive tailwinds in both our licensing and royalty businesses. Our backlog and pipeline continue to improve and we’re in a healthy position as we head into the fourth quarter and 2025. As a result, we are raising our guidance for the full year 2024, which Yaniv will elaborate on later in the call.

In licensing, the third quarter produced several important milestones for Ceva that reinforce our strategy of delivering leading-edge IP that enables smart edge devices to connect, sense and infer data. Highlights include the first licensing deal for our NeuPro-Nano embedded AI NPU, multiple deals for our PentaG 5G-Advanced Wide Access Network and Satellite communications platform, and a high-profile smartphone OEM customer for our RealSpace spatial audio software. Overall, licensing revenue came in at $15.6 million, up 12% year-over-year, with 10 deals completed in the quarter across all geographies, and with multiple OEM customers. In royalties, the momentum in the consumer and industrial end markets continued, driving 15% year-over-year royalty revenue growth to $11.6 million, and year-over-year royalty revenue growth for the fourth successive quarter.

Before I provide more color on our business, I want to reiterate that we are steadfast in our belief that our broad IP portfolio is highly synergistic with the most pressing needs of semiconductor companies and OEMs as they develop their smart edge products and rely on our unique IP to advance and augment their internal developments. The level of global customer engagement we are experiencing today is the highest I have seen during my time with Ceva and provides us with tremendous insights and opportunities to partner with some of the world’s leading fabless companies and brands across their short and long-term roadmaps. Our technology leadership across multiple core disciplines and commitment to long term partnership is key to winning licensing deals that garner higher licensing fees, improved royalty rates and overall better economics.

Ceva, Inc. Q3 2024 Financial Results Conference Call - Prepared Remarks :: November 7, 2024

The third quarter provided multiple proof points that our “connect, sense and infer” strategy is operating in full flow, with deals signed across our IP portfolio and the continuous trend of customers licensing multiple technologies from our portfolio for their products.

In connect, we expanded our market leadership and customer base in Bluetooth, Wi-Fi and UWB, with new deals across all platforms, including our newest Bluetooth 6 IP. More significantly, we signed a strategic licensing agreement with an innovative OEM for its development of a 5G-Advanced modem based on our PentaG 5G-Advanced Wide Access Network and Satellite communications platform. This OEM intends to build a transformative peer-to-peer satellite network constellation that will enable ubiquitous 5G communications globally and bring cost-effective cellular IoT services to the masses. As the only IP provider with a comprehensive modem platform for 5G-Advanced communications, we are the partner-of-choice for any systems company or OEM looking to develop advanced wireless communications ASICs. Our leading-edge IP and deep wireless expertise significantly reduce the entry barriers for the development of these highly complex chip designs. The economics and scale of this deal reflect the trust they have placed in Ceva for this project, and we are incredibly proud to partner with this OEM to help make their vision a reality. In addition to this strategic deal, and illustrative of the broad market opportunities we are seeing for our 5G-Advanced IPs, we signed two other agreements this quarter – one with a leader in 5G cellular IoT modems and another with an automotive semiconductor for their next-generation V2X vehicle-to-everything communications chipset. These deals, combined with the two large deals signed last quarter and our robust pipeline for 5G-Advanced IP cement Ceva’s position as the leader in this market. Our market leadership translates into higher license fees per deal, higher royalties per unit and creates sticky, long-term relationships that are incredibly beneficial to Ceva’s business.

In sense, we continued to expand the market penetration for our RealSpace spatial audio software. We signed a new licensing deal with a high-profile smartphone OEM to include RealSpace in multiple SKUs of headphones and TWS earbuds, with the first products expected to launch in the first half of 2025. This OEM specializes in developing smartphones and accessories with incredible detail for aesthetic design, while delivering a unique user experience. Overall, we are experiencing increasing interest in our RealSpace software in multiple categories of products due to the excellent user experience based on our superior spatial audio and head tracking technology. Our ability to deliver this software on embedded platforms across multiple architectures and on higher-end smartphone and PC platforms is a key driver for this demand. In the case of this OEM, our superior solution quality, reflected in the tight integration of our spatial audio rendering and head tracking technologies, and coupled with our capability to efficiently support the full product integration and tuning, helped us to secure this deal. As I have mentioned previously, the royalties for software licensed directly to OEMs are at the higher end of our overall range, and the customers get to market faster than typical semiconductor customers involved in lengthy chip design programs.

Ceva, Inc. Q3 2024 Financial Results Conference Call - Prepared Remarks :: November 7, 2024

In inference, while training neural networks in the cloud is the most practical way of developing new AI models, inferencing is the path to monetizing these investments. The preferred way to inference is to process it on the smart edge device itself, due to the near-zero marginal cost of performing each query, in addition to other benefits such as lower latency and privacy. From laptops, smartphones and self-driving cars, scaling all the way down to tiny neural networks on power-constrained IoT devices, the industry is experiencing unprecedented demand for power and cost-efficient solutions to run AI on-device.

In line with this trend, we secured our first licensing deal this quarter for our NeuPro-Nano NPU, which was only introduced in June of this year — a significant milestone for our embedded AI product line. Embedded AI is highly synergistic with our connectivity and sensing offerings, from the high-volume end markets we serve to the customers we work with and through the growing need for connectivity, sensing and AI to be increasingly integrated into every smart edge device. This specific customer is an existing licensee of our Bluetooth Dual Mode IP, which it ships in high volume today in their wireless audio chips. This customer required a highly efficient NPU to add to their products for audio and other embedded AI processing in order to increase performance and add new AI-based features. NeuPro-Nano was the outstanding choice for them due to its single-core, highly efficient architecture that can execute CPU, DSP and Neural Network workloads with high performance and low energy utilization, all in a small area. This deal is indicative of our belief that many of our existing connectivity customers will require an NPU for their product roadmaps, and is reflected in multiple opportunities in our pipeline. Through our proven relationships based on market success together, we are very well positioned to capitalize on this and license our NeuPro-Nano IPs, which leads to higher royalties on each device.

Ceva, Inc. Q3 2024 Financial Results Conference Call - Prepared Remarks :: November 7, 2024

In addition to signing the first licensee in the third quarter, we also achieved other important milestones for Embedded AI – we delivered a second, higher performance implementation of NeuPro-Nano, which is available for customers now, giving them another option for their NPU requirements. And we also expanded access for AI developers to rapidly develop, train and deploy advanced embedded machine learning applications for the NeuPro NPUs via a partnership with Edge Impulse whose Platform is widely used in the AI developer community for IoT devices. These developments are part of our strategy to leverage our significant investment in AI to create a strong growth engine for Ceva.

Overall, I am incredibly pleased with licensing performance in the quarter, and through the key deals signed in each domain we specialize in, there is a clear indication that our strategy is working and resonating with our customers, worldwide.

Turning to royalties, continued strength in consumer and industrial IoT end markets helped us to achieve 15% year-over-year royalty revenue growth and delivered the second-highest quarterly unit shipments in Ceva’s history of 522 million units. Cellular IoT units were at an all-time record high, while Bluetooth and Wi-Fi continued to be very robust. Overall, combined shipments of Bluetooth, Wi-Fi and cellular IoT surpassed 400 million units in a quarter for the first time, an impressive milestone for our IoT connectivity product line. Also, we drove sequential and year-over-year growth of TVs and PCs powered by our sensor fusion software. Smartphone shipment volumes were down moderately on a sequential and year-over-year basis, and muted 5G RAN shipments reflected the soft environment for 5G operator CAPEX this year. Of note, we saw several of our customers ship record volumes of their Ceva-powered products, reflecting a combination of improved demand and continued market share gains, particularly in the wireless connectivity space. Overall, I remain very confident in the resilience of our royalty business, with many different customers and end markets contributing to the fourth sequential quarter of year-over-year royalty growth. Our royalty pipeline continues to show strong momentum, with a growing number of customers preparing to launch Ceva-powered products, spanning wireless combo chips, new 5G and cellular IoT use cases, vision and sensor fusion for ADAS systems and spatial audio software, to name just a few.

Ceva, Inc. Q3 2024 Financial Results Conference Call - Prepared Remarks :: November 7, 2024

Now I will turn the call over to Yaniv for the financials.

Yaniv

Thank you, Amir. I’ll now start by reviewing the results of our operations for the third quarter of 2024.

Revenue for the third quarter was $27.2 million, up 13% compared to $24.1 million for the same quarter last year. The revenue breakdown is as follows:

Licensing and related revenue was $15.6 million, reflecting 57% of total revenues, increased 12% year-over-year.

Royalty revenue was $11.6 million, reflecting 43% of total revenues, increased 15% year-over-year.

Gross margins came below our guidance, 85% on a GAAP and 87% on non-GAAP basis compared to 90% and 92% on GAAP and non-GAAP, respectively, a year ago. This is mainly due to strategically beneficial customization work associated with the key 5G-Advanced deals we signed recently. Our ability to provide the most advanced 5G platform IP together with customization expertise to semiconductors and OEMs is highly compelling and is enabling us to sign deals with higher license fees, higher royalty rates and creates sticky, long-term relationships.

Total GAAP operating expenses for the third quarter were $25.9 million, at the higher end of our guidance, due to slightly higher equity-based compensation.

Total non-GAAP operating expenses for the third quarter, excluding equity-based compensation expenses, amortization of intangibles and related acquisition costs, were $21.4 million, just over the mid-range of our guidance and at the same expense level as the second quarter.

Ceva, Inc. Q3 2024 Financial Results Conference Call - Prepared Remarks :: November 7, 2024

Non-GAAP operating margins and income were 8% of revenue and $2.1 million, 14% and 30% higher, than operating margins of 7% and operating income of $1.6 million recorded in the third quarter of 2023, respectively. This plays well with our commitment to increase growth and profitability aligned with new IP developments and disciplined expense growth.

GAAP operating loss for the third quarter of 2024 was $2.6 million, as compared to a GAAP operating loss of $2.7 million for the same period in 2023.

GAAP and non-GAAP taxes were $1.0 million, lower than our guidance and affected by geographies of deals signed.

GAAP net loss for the third quarter of 2024 quarter was $1.3 million and diluted loss per share was 6 cents, as compared to net loss of $2.8 million and diluted loss per share of 12 cents for the same period last year.

Non-GAAP net income and diluted income per share for the third quarter of 2024 increased significantly, by 137% and 133%, to $3.4 million and 14 cents, respectively, as compared to net income of $1.4 million and diluted income per share of 6 cents reported for the same period last year.

With respect to other related data

Shipped units by Ceva licensees during the third quarter of 2024 were 522 million units, up 4% from the third quarter 2023 reported shipments, and the second-highest quarterly shipments in Ceva’s history.

Of the 522 million units reported, 72 million units, or 14%, were for mobile handset modems.

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414 million units were for consumer IoT markets, up 4% from 398 million units in the third quarter of 2023. Of note, royalty revenues for consumer IoT increased 21% year-over-year, due to shipment growth for our higher ASP products.

●	36 million units were for Industrial IoT markets, up 50% from 24 million in the third quarter of 2023.

Ceva, Inc. Q3 2024 Financial Results Conference Call - Prepared Remarks :: November 7, 2024

●	Bluetooth shipments were 306 million units in the quarter, down slightly by 2% year-over-year.

●	Cellular IoT shipments were a record all-time high 48 million units, up 37% year-over-year.

●	Wi-Fi shipments also increased significantly, to 47 million units, up 100% year-over-year.

Overall, a strong mix of shipments across our key end markets delivered year-over-year royalty revenue growth for the fourth successive quarter.

As for the balance sheet items

As of September 30, 2024, Ceva’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $158 million. In the third quarter of 2024 we repurchased approximately 186,000 shares for approximately $4.2 million.

Earlier today, our board of directors authorized a new increase of 700,000 shares to the existing 10b-18 repurchase program. As of today, just over 1 million shares are available for repurchase under the repurchase program after giving effect to this expansion. We believe in our future business prospects and intend to take advantage of the program to increase shareholder value.

Our DSO for the third quarter of 2024 is 51 days, better than the 59 days in the prior quarter.

During the third quarter, we generated $0.4 million cash from operating activities, on-going depreciation and amortization was $1.0 million, and purchase of fixed assets was $0.4 million. At the end of the third quarter, our headcount was 431 people, of whom 354 are engineers.

Now for the guidance for the fourth quarter of 2024 and the full year

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As evident from the last two quarters, our annual growth plans progress well. Also, as Amir stated earlier, our backlog and pipeline improved, both for the fourth quarter of 2024 and well as for 2025. Therefore, we expect overall revenues for the year to be higher than the last two guidance’s we provided earlier, and at a new higher range of 7%-9% growth.

Ceva, Inc. Q3 2024 Financial Results Conference Call - Prepared Remarks :: November 7, 2024

We continue to manage our OPEX closely and implement cost control measures from time to time. This should enable us to double our non-GAAP operating margins and operating profit for 2024 over 2023, and also generate stronger earnings power and double our non-GAAP fully diluted EPS.

As for the fourth quarter

●	Total revenue is expected to be $26.5 to $28.5 million.

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Gross margin is expected to be approximately 88% on a GAAP basis and 89% on a non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.1 million amortization of acquired intangibles. This is a bit lower than originally expected due to higher allocation of engineering efforts to support key 5G-Advanced customers.

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GAAP OPEX is expected to be in the range of $25.2 million to $26.2 million, at the average level of our last 2 quarters. Of our anticipated total operating expenses for the fourth quarter, $3.7 million is expected to be attributable to equity-based compensation expenses, $0.2 million for amortization of acquired intangibles and $0.3 million for expenses related to business acquisition.

●	Non-GAAP OPEX is expected to be similar to the last two quarters, in the range of $21.0 million to $22.0 million, reflecting our continued expense control and enabling strong earning power.

●	Net interest income is expected to be approximately $1.2 million.

●	Taxes are expected to be approximately $1.4 million, pending deal geography closure.

●	Share count is expected to be 25.3 million shares.

Ceva, Inc. Q3 2024 Financial Results Conference Call - Prepared Remarks :: November 7, 2024

Operator: You can now open the Q&A session

Closing Remarks: Amir

On behalf of the Ceva team, thank you for joining us today. We delivered another strong quarter, on the back of continued business momentum and increased demand for our IPs. The semiconductor industry has returned to good growth driven by AI, and through our stellar customer base, we are already seeing this growth through our royalty business, with four consecutive quarters of year-over-year growth. And with our leading-edge portfolio of technologies that enable smart edge devices to connect, sense and infer data, we are realizing many licensing opportunities with the world’s leading semiconductor companies and OEMs that ensure we are well positioned to meet our long-term growth objectives. We look forward to meeting many of you during the fourth quarter on the road at investor conferences and non-deal roadshows. Richard, I’ll hand over to you to wrap it up.

Wrap Up: Richard

Thank you Amir. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website. With regards to upcoming events, we will be participating in the following conferences:

●	13th Annual ROTH Technology Conference, November 20th in New York

●	Barclays 22nd Annual Global Technology Conference, December 11th in San Francisco

●	Northland Growth Conference 2024 2.0, December 12th, being held virtually

●	CES 2025, January 7th to 10th, 2025 in Las Vegas

●	27th Annual Needham Growth Conference, January 14th and 15th in New York

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye